Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nhtglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

NHTC Reports Quarterly Revenue Increased 125% to $31.8 Million;

EPS Increased 250% to $0.42

Announces $5 Million Stock Repurchase Program; Company to Pursue Nasdaq Listing

DALLAS, TX, November 5, 2014 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced financial results for the quarter and nine month periods ended September 30, 2014.

Third Quarter Financial Highlights

●	Total revenues were $31.8 million, up 125% compared to $14.2 million in the third quarter last year.

●	Operating income was $5.5 million, up 312% compared to $1.3 million in the third quarter last year.

●	Net income was $5.4 million, or $0.42 per diluted share, compared to $1.3 million, or $0.12 per diluted share, in the third quarter last year.

Year-to-Date Financial Highlights

●	Year-to-date revenues were $89.2 million, up 167% compared to $33.4 million in the first nine months last year.

●	Operating income was $14.8 million, up 475% compared to $2.6 million in the first nine months last year.

●	Net income was $14.6 million, or $1.16 per diluted share, compared to $2.5 million, or $0.22 per diluted share, in the first nine months last year.

“We continued our strong momentum into the third quarter, with our highest level of orders in any quarter this year,” commented Chris Sharng, President of Natural Health Trends Corp. “We are effectively leveraging our business model, with a 308% increase in net income during the quarter. In just nine months, we have delivered a 256% increase in net income compared to all of 2013.”

“Our efforts to add new products have helped accelerate our growth, and we are simultaneously working to improve the performance of our distributors, through leadership development and training programs, services and promotions, and this effort is showing positive results as our member base is increasingly well informed and motivated, driving higher average sales per member,” continued Mr. Sharng. “We remain very pleased with the recent performance and we are increasingly optimistic about the long-term future of Natural Health Trends.”

Dividend and Share Repurchase

Yesterday, the Board of Directors declared a cash dividend of $0.032 per share on outstanding Series A preferred stock, which represents the accrued unpaid dividends through the declaration date, and a cash dividend of $0.01 per share on each share of common stock outstanding, representing an aggregate dividend amount of $130,000, payable in cash on December 3, 2014 to stockholders of record on November 25, 2014.

Additionally, on November 4, 2014, the Board of Directors approved a special, stock repurchase program of up to $5 million of the Company’s outstanding shares of common stock. Such repurchases are expected to begin during November and be complete by January 2015. Such purchases will be made in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”). For all or a portion of the authorized repurchase amount, the Company may enter into a plan that is compliant with Rule 10b5-1 of the Exchange Act that is designed to facilitate these purchases. The repurchase program does not require the Company to acquire a specific number of shares, and may be suspended from time to time or discontinued. The share repurchases will be funded from available working capital.

The Company is advised by George K. Broady, its largest shareholder and a member of its Board of Directors, that Mr. Broady desires to participate in the Company’s repurchase program on a basis roughly proportional to his ownership interest, with an estimate of generating approximately $1.5 million through the sale of a portion of the shares of the Company’s common stock held by him. To that end, the Company and Mr. Broady are in discussions regarding the terms of a mutually agreeable stock purchase agreement.

“The Board of Directors believes that, at the current valuation, a stock repurchase program will serve the best interests of all shareholders and represents a compelling use of the Company’s capital,” added Mr. Sharng.

Listing of Shares on The Nasdaq Capital Market

Finally, on November 4, 2014, the Board of Directors authorized management to pursue the listing of its shares of common stock on The Nasdaq Capital Market. “With the Company’s solid and expanding profitability and strong balance sheet, the Board believes now is the optimal time to pursue a listing of our common stock,” said Mr. Sharng. Although the Company believes that it will be able to satisfy Nasdaq’s applicable listing requirements, there can be no assurance as to whether, or in what timeframe, it will be able to do so.

Shareholder Conference Call

Management will conduct a conference call to discuss its third quarter financial results. Details of the call are as follows:

●	Date: Wednesday, November 5, 2014

●	Time: 10 a.m. ET/9 a.m. CT/7 a.m. PT

●	Dial-in number: 1-888-430-8709 (domestic) 1-719-325-2455 (international)

●	Webcast link: http://public.viavid.com/index.php?id=111135

A replay will be available from 1 p.m. ET on November 5 through 11:59 p.m. ET on November 12, by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 9253268.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties referenced in this press release, as well as those detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 7, 2014, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2013	September 30, 2014
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,550	$39,748
Accounts receivable	134	101
Inventories, net	1,828	4,320
Other current assets	658	831
Total current assets	17,170	45,000
Property and equipment, net	265	377
Goodwill	1,764	1,764
Restricted cash	328	330
Other assets	300	316
Total assets	$19,827	$47,787

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,058	$4,411
Income taxes payable	25	166
Accrued distributor commissions	3,962	7,121
Other accrued expenses	3,146	6,589
Deferred revenue	2,569	2,901
Deferred tax liability	108	108
Other current liabilities	882	1,309
Total current liabilities	13,750	22,605
Commitments and contingencies
Stockholders’ equity:
Preferred stock	111	55
Common stock	11	13
Additional paid-in capital	80,655	85,602
Accumulated deficit	(74,619)	(60,399)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	(81)	(89)
Total stockholders’ equity	6,077	25,182
Total liabilities and stockholders’ equity	$19,827	$47,787

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014

Net sales	$14,177	$31,833	$33,426	$89,184
Cost of sales	3,362	6,756	8,160	19,517
Gross profit	10,815	25,077	25,266	69,667
Operating expenses:
Distributor commissions	6,259	14,509	14,376	40,390
Selling, general and administrative expenses	3,216	5,076	8,270	14,454
Depreciation and amortization	13	28	53	72
Total operating expenses	9,488	19,613	22,699	54,916
Income from operations	1,327	5,464	2,567	14,751
Other income (expense), net	15	(31)	(6)	(39)
Income before income taxes	1,342	5,433	2,561	14,712
Income tax provision	21	46	49	144
Net income	1,321	5,387	2,512	14,568
Preferred stock dividends	(4)	(2)	(12)	(9)
Net income available to common stockholders	$1,317	$5,385	$2,500	$14,559

Income per common share:
Basic	$0.12	$0.43	$0.22	$1.22
Diluted	$0.12	$0.42	$0.22	$1.16

Weighted-average number of common shares outstanding:
Basic	11,181	12,455	11,128	11,883
Diluted	11,312	12,774	11,294	12,424

Cash dividends declared per share:
Common	$-	$0.010	$-	$0.020
Series A preferred stock	$-	$0.027	$-	$0.862

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)

	Nine Months Ended September 30,
	2013	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,512	$14,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53	72
Stock-based compensation	82	42
Changes in assets and liabilities:
Accounts receivable	(174)	25
Inventories, net	(346)	(2,547)
Other current assets	68	(205)
Other assets	(35)	(16)
Accounts payable	683	1,359
Income taxes payable	49	140
Accrued distributor commissions	994	3,218
Other accrued expenses	704	3,479
Deferred revenue	708	346
Other current liabilities	(195)	442
Net cash provided by operating activities	5,103	20,923

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(57)	(199)
Increase in restricted cash	(82)	–
Net cash used in investing activities	(139)	(199)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants	–	4,948
Dividends paid	–	(348)
Repurchase of common stock	(32)	(97)
Net cash provided by (used in) financing activities	(32)	4,503

Effect of exchange rates on cash and cash equivalents	(8)	(29)
Net increase in cash and cash equivalents	4,924	25,198
CASH AND CASH EQUIVALENTS, beginning of period	4,207	14,550
CASH AND CASH EQUIVALENTS, end of period	$9,131	$39,748

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